Exhibit 99.1
Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION
          DALLAS, Texas, December 20, 2010 — Tidelands Royalty Trust “B” (OTC BB: TIRTZ.OB) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.366288 per unit, payable on January 14, 2011, to unitholders of record on December 31, 2010. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.
     The distribution this quarter increased to $0.366288 per unit from $0.274677 per unit last quarter. Royalties received this quarter as compared to the last quarter are up primarily due to an increase in oil production. Prices realized for oil and natural gas were consistent with the prices realized in the previous quarter.
     Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.
     On April 20, 2010, a deepwater drilling rig exploded and sank in the Gulf of Mexico, which resulted in loss of life and a substantial oil spill. Tidelands did not receive royalties from the well, and Tidelands’ wells are located in the Western area of the Gulf of Mexico and in shallow water. To date, Tidelands has not been directly impacted by the loss of the well or its aftermath. However, how Tidelands may be affected by this incident in the future, including any new or additional regulations that may be adopted in response to the incident that affects wells from which Tidelands receives royalties, is unknown at this time. Any new restrictions for drilling permits in the Gulf of Mexico can both positively or negatively affect the future of drilling on Tidelands’ leases.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free — 1.800.985.0794